Exhibit (a)(1)(A)

TPC Group Inc.

Offer to Purchase for Cash

Shares of Its Common Stock for an Aggregate Purchase Price of Not More Than $130 Million

at a Per Share Purchase Price Not Less Than $24.50 Per Share

Nor Greater Than $27.50 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 8, 2010, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

TPC Group Inc., a Delaware corporation (the “Company,” “TPC Group,” “we” or “us”), is offering to purchase for cash shares of its common stock, par value $0.01 per share, pursuant to (i) auction tenders at prices specified by the tendering stockholders of not less than $24.50 nor greater than $27.50 per share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will purchase shares having an aggregate purchase price of no more than $130 million. Stockholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who properly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Date, TPC Group will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the “Purchase Price”), which will be not less than $24.50 and not more than $27.50 per share, that it will pay for shares of our common stock properly tendered in the Offer and not properly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $24.50 per share for purposes of determining the Purchase Price (which is the minimum price per share under the Offer). The Purchase Price will be the lowest price per share of not less than $24.50 and not more than $27.50 per share, at which shares have been tendered or have been deemed to be tendered in the Offer, that will enable the Company to purchase the maximum number of shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $130 million. Shares properly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares we seek are properly tendered at or below the Purchase Price and not properly withdrawn.

(continued on the following page)

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Offer to Purchase dated November 8, 2010

(continued from cover page)

Only shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Our common stock is listed on The NASDAQ Capital Market (“Nasdaq”) and trades under the symbol “TPCG.” On November 3, 2010, the reported closing price of our common stock on Nasdaq was $27.97 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

CERTAIN OF OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT, DEPENDING ON MARKET AND OTHER FACTORS, THEY OR THEIR AFFILIATES, MAY TENDER SHARES IN THE OFFER. SEE SECTION 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

IMPORTANT

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Date:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on December 1, 2010) in order to provide you with sufficient time to properly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

If you wish to maximize the chance that your shares will be purchased by us, you should properly tender your shares pursuant to a Purchase Price Tender. Note that these elections could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

We are not making the Offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at (888) 206-5970 (toll-free), or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, at (888) 803-9655 (toll-free).

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of TPC Group or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

v

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares of common stock?

TPC Group Inc., which we refer to as the “Company,” “TPC Group,” “we” or “us,” is offering to purchase the shares.

What will be the Purchase Price for the shares and what will be the form of payment?

We are conducting an offer by means of a modified “Dutch auction” to purchase for cash shares of our common stock, par value $0.01 per share, pursuant to (i) auction tenders at prices specified by the tendering stockholders of not less than $24.50 nor greater than $27.50 per share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”), in either case upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will purchase shares having an aggregate purchase price of no more than $130 million. Promptly after 5:00 p.m., New York City time, on December 8, 2010, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”), we will, upon the terms and subject to the conditions of the Offer, determine a single price per share (the “Purchase Price”), which will be not less than $24.50 and not more than $27.50 per share, that we will pay for shares properly tendered in the Offer and not properly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $24.50 per share for purposes of determining the Purchase Price (which is the minimum price per share under the Offer).

The Purchase Price will be the lowest price per share of not less than $24.50 and not more than $27.50 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of shares properly tendered in the Offer and not properly withdrawn, having an aggregate purchase price not exceeding $130 million. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Offer (including the proration provisions), we will pay the Purchase Price in cash, without interest, to all stockholders who have properly tendered (and have not properly withdrawn) their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders, subject to applicable withholding taxes. See Section 1.

How many shares of its common stock is TPC Group offering to purchase?

We will purchase, at the Purchase Price, shares of common stock properly tendered in the Offer and not properly withdrawn up to a maximum aggregate purchase price of $130 million. Since the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $24.50 per share, the minimum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 5,306,122. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $27.50 per share, the maximum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 4,727,272. The maximum of 5,306,122 shares that the Company is offering to purchase under the Offer represents approximately 29.1% of the total number of shares issued and outstanding as of October 1, 2010. Assuming the Offer is fully subscribed, the minimum of 4,727,272 shares that the Company is offering to purchase under the Offer represents approximately 25.9% of the total number of shares issued and outstanding as of October 1, 2010.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

How will TPC Group pay for the shares?

We will fund any purchase of shares pursuant to the Offer, including the related fees and expenses, from cash on hand, including cash to be received from the intercompany distribution funded by TPC Group LLC’s senior secured notes and revolving credit facility described in Section 9. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Offer expires on the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Sections 1 and 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Offer. If we were to extend the Offer, we cannot indicate, at this time, the length of any extension that we may provide. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. We can also amend or terminate the Offer, subject to applicable law. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will issue a press release announcing the extension and the new Expiration Date no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Date. We will announce any amendment to the Offer by issuing a press release announcing the amendment. See Section 15.

What is the purpose of the Offer?

Our Board of Directors, with the assistance of management, has decided to conduct the Offer after reviewing a variety of alternatives for using our available financial resources. Our Board considered our existing and anticipated capitalization and financial position, including our outstanding common stock, long-term debt and financial ratios, and our operations, strategy and expectations for the future.

The Board believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, current indebtedness and debt capacity. The primary purpose of the Offer is to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer represents an opportunity for us to provide liquidity to stockholders who elect to tender their shares. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer and other transactions.

After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

What are the conditions to the Offer?

Our obligation to accept and purchase and pay for shares tendered in the Offer depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including that:

•

no action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel shall have been instituted or shall be pending, nor shall we have received notice of any such action, that directly or indirectly (1) challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer or (2) seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer shall not violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

no action shall have been taken nor any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which (1) indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder or (2) is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•

no general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•

no commencement or escalation, on or after November 8, 2010, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism involving the United States;

•

no decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 5, 2010 shall have occurred;

•

no change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits, permit applications or prospects or in ownership of our shares (including, but not limited to, the occurrence of an event of default, or an event, act or occurrence that, with the giving of notice or lapse of time (or both), would become an event of default, under the ABL Revolver (as defined in Section 9)), which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer;

•	in the case of any of the foregoing existing at the time of the announcement of the Offer, no material acceleration or worsening thereof;

•

no tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall not have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before November 5, 2010), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 5, 2010 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

no approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•

Standard & Poor’s shall not have (1) downgraded or withdrawn the rating accorded the Company or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company;

•

Moody’s shall not have (1) downgraded or withdrawn the rating accorded the Company or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company; or

•

we shall not have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from Nasdaq or eligible for deregistration under the Exchange Act.

See Section 7.

Following the Offer, will the Company continue as a public company?

Yes. It is a condition of our obligation to purchase shares of our common stock pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that our common stock will be delisted from Nasdaq or will be eligible for deregistration under the Exchange Act. See Sections 2, 7 and 12.

How do I tender my shares?

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Date:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal;

•

if you are an institution participating in The Depository Trust Company (“DTC”), tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are a holder of vested options to purchase shares of our common stock, subject to Company policies and practices, you may exercise your vested options to purchase shares and tender such shares in the Offer; however, we suggest that you exercise your vested options at least five business days prior to the Expiration Date (which, unless the Offer is extended, will require you to exercise such options no later than 5:00 p.m., New York City time, on December 1, 2010) in order to provide you with sufficient time to properly tender the shares in the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Date, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for shares participate in the Offer?

Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by TPC Group described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least five business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on December 1, 2010). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. See Section 3.

How do holders of restricted stock awards participate in the Offer?

Holders of restricted stock awards may not tender such restricted stock in the Offer unless and until such shares have vested and the restrictions on such shares have lapsed. See Section 3.

How do holders of restricted stock units participate in the Offer?

Holders of restricted stock units may not tender the underlying shares of common stock of such units in the Offer unless and until the restrictions on such units have lapsed and such units have been settled in shares. See Section 3.

In what order will TPC Group purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate value in excess of $130 million, measured at the maximum price at which such shares were properly tendered, have been properly tendered and not properly withdrawn on or prior to the Expiration Date of the Offer, we will purchase shares in the following order of priority:

•	First, all shares owned in “odd lots” (less than 100 shares) that have been properly tendered;

•	Second, all other tendered shares (other than conditionally tendered shares for which the condition was not satisfied) tendered at or below the Purchase Price on a pro rata basis, if necessary; and

•

Third, if necessary to permit us to purchase shares having an aggregate purchase price of $130 million, such shares conditionally tendered at or below the Purchase Price for which the condition was not initially satisfied, to the extent feasible, by random lot (to be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares). See Sections 1 and 6.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than 100 shares in the aggregate, you properly tender all of these shares at or below the Purchase Price prior to the Expiration Date and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw your tendered shares at any time prior to the Expiration Date, or such later time and date to which we may extend the Offer, in which case, you can withdraw your shares until the expiration of the Offer as extended. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on January 7, 2011. See Section 4.

How do I withdraw shares previously tendered?

To properly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. See Section 4.

Has TPC Group or its Board of Directors adopted a position on the Offer?

While our Board of Directors has authorized the Offer, it has not, nor has the Company, the Dealer Manager, the Information Agent or the Depositary made, or is making, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price or prices at which you may choose to tender your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisors, financial advisors and/or brokers. See Section 2.

Do TPC Group’s directors or executive officers or affiliates intend to tender their shares in the Offer?

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Michael E. Ducey and James A. Cacioppo, each of whom is a member of our Board of Directors, and Charles W. Shaver, President and Chief Executive Officer, Russell T. Crockett Jr., Senior Vice President — Commercial, Micheal Bloesch, Vice President — Strategic Planning and Isobutylene/ Propylene Derivatives Business Manager, Christopher A. Artzer, Vice President, General Counsel and Secretary, Paula S. Sharp, Vice President — Human Resources, and Roger Wollenberg, Vice President — Corporate Controller, have advised us that, depending on market and other factors, they may tender shares in the Offer. Our other directors and executive officers have advised us that they do not intend to tender shares in the Offer. We have no knowledge of our affiliates’ intentions with respect to the Offer, other than QVT Fund LP and One East Partners Master, LP, each of which has advised us that, depending on market and other factors, they may tender shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their shares in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer. See Section 11.

What will happen if I do not tender my shares?

Stockholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will TPC Group pay for my tendered shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment. We expect that it may take up to five business days after the Expiration Date to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s common stock?

On November 3, 2010, the reported closing price of our common stock on Nasdaq was $27.97 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

I am a U.S. stockholder. What are the U.S. federal income tax consequences if I tender my shares?

Generally, you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a dividend. See Section 14.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

I am a foreign stockholder. What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered shares will be treated as either (1) consideration received in a sale or exchange or (2) a dividend. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are a foreign stockholder who is not engaged in a trade or business in the United States and have not owned (actually or constructively) more than 5% of our stock at any time during the 5-year period preceding the sale pursuant to the Offer, you will generally not be subject to U.S. federal income taxation on the receipt of such cash subject to certain exceptions. However, if the receipt of cash is treated as a dividend distribution you may be subject to withholding tax on such distribution at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The treatment of the receipt of cash depends upon facts which may be unique as to each stockholder. Therefore, as to all foreign stockholders, U.S. tax will be withheld at 30% (or a lower rate pursuant to an applicable income tax treaty) unless the receipt of cash is effectively connected with such foreign stockholder’s conduct of a trade or business within the United States, or such foreign stockholder provides information confirming that the receipt of cash for tendered shares will be treated as a sale or exchange for U.S. federal income tax purposes. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then, in an appropriate case, you may apply for a refund of such withheld amount. See Section 14.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER TO PURCHASE.

Will I have to pay a stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., the Information Agent, or Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase may contain forward-looking statements that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Forward-looking statements include information concerning possible or assumed future results of our operations, including the following:

•	business strategies;

•	operating and growth initiatives and opportunities;

•	competitive position;

•	market outlook and trends in our industry;

•	expected financial condition;

•	future cash flows;

•	financing plans;

•	expected results of operations;

•	future capital and other expenditures;

•	availability of raw materials and inventories;

•	the business cyclicality of the petrochemicals industry;

•	plans and objectives of management;

•	future compliance with orders and agreements with regulatory agencies;

•	expected outcomes of legal, environmental or regulatory proceedings and their expected effects on our results of operations;

•	the consummation of the Offer, the price at which we purchase shares in the Offer and the number of shares to be purchased in the Offer or otherwise; and

•	any other statements regarding future growth, future cash needs, future operations, business plans and future financial results.

These forward-looking statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of those factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by the forward-looking statements.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. You should consider the areas of risk and uncertainty described above, as well as those discussed under “Risk Factors” in TPC Group’s most recent reports on Form 10-K and Form 10-Q and other documents on file with or furnished to the Securities and Exchange Commission. Except as may be required by applicable law (including, without limitation, our obligations under the Exchange Act to disclose a material change in the information in this Offer to Purchase), we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTRODUCTION

To the Stockholders of TPC Group Inc.:

TPC Group Inc. (the “Company,” “TPC Group,” “we” or “us”) invites its stockholders to tender their common stock, par value $0.01 per share, of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), we are offering to purchase shares of common stock pursuant to (i) auction tenders at prices specified by the tendering stockholders of not less than $24.50 nor greater than $27.50 per share (“Auction Tenders”), or (ii) purchase price tenders (“Purchase Price Tenders”). We will purchase shares having an aggregate purchase price of no more than $130 million. Stockholders who wish to tender shares without specifying a price at which such shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein.

The Offer will expire on December 8, 2010, at 5:00 p.m., New York City time, unless the Offer is extended or withdrawn (such date, as it may be extended, the “Expiration Date”).

After the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine a single price per share (the “Purchase Price”), which will be not less than $24.50 and not more than $27.50 per share, that we will pay for shares properly tendered in the Offer and not properly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $24.50 per share for purposes of determining the Purchase Price (which is the minimum price per share under the Offer). The Purchase Price will be the lowest price per share of not less than $24.50 and not more than $27.50 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable us to purchase the maximum number of shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $130 million. Shares properly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

All shares purchased pursuant to the Offer will be purchased at the same Purchase Price regardless of whether the stockholder tendered at a lower price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered at or below the Purchase Price may not be purchased if more than the number of shares we seek are properly tendered at or below the Purchase Price and not properly withdrawn.

Only shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 3 and 4.

Stockholders must complete, among other items, the section of the Letter of Transmittal relating to the price at which they are tendering shares in order to properly tender shares. Stockholders who properly tender shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender. Any stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered at more than one price, unless such shares have been previously and properly withdrawn. See Sections 3 and 4.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF OTHER TERMS AND CONDITIONS. SEE SECTION 7.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Upon the terms and subject to the conditions of the Offer, if the number of shares of common stock properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $130 million, we will purchase shares:

•	First, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares at or below the Purchase Price, and do not properly withdraw them prior to the Expiration Date;

•

Second, from all other stockholders who properly tender shares at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares (except for stockholders who tendered shares conditionally for which the condition was not satisfied), until we have purchased shares resulting in an aggregate purchase price of $130 million; and

•

Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $130 million, from holders who properly tender shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered and not properly withdrawn all of their shares prior to the Expiration Date. See Sections 1 and 6.

Because of the “odd lot” priority, proration and conditional tender provisions described above, we may not purchase all of the shares that you tender even if you tender them at or below the Purchase Price. See Section 1.

The Purchase Price will be paid to tendering stockholders in cash, less any applicable withholding taxes and without interest, for all shares purchased. Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary. See Section 3.

Also, any tendering stockholder or other payee who is a United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal and any tendering stockholder or other payee who is a Non-United States Holder (as defined in Section 14) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 28%, but scheduled to increase to 31% after December 31, 2010) of the gross proceeds paid to the stockholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 14 regarding material U.S. federal income tax consequences of the Offer.

In addition, holders of vested but unexercised options to purchase shares of our common stock under our equity-based compensation plans may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender in the Offer some or all of the shares issued upon such exercise. Holders of restricted stock awards may not tender such restricted stock in the Offer unless and until the restrictions on such shares have lapsed. Holders of restricted stock units may not tender the underlying shares of common stock of such units in the Offer unless and until the restrictions on such units have lapsed and such units have been settled in shares. See Sections 3 and 11.

We will pay all reasonable fees and expenses incurred in connection with the Offer by American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Dealer Manager for the Offer, and Georgeson Inc., the Information Agent for the Offer. See Section 16.

As of October 1, 2010, there were 18,255,698 shares of our common stock issued and outstanding. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $24.50 per share, the minimum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 5,306,122. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $27.50 per share, the maximum Purchase Price under the Offer, the approximate number of shares that will be purchased under the Offer is 4,727,272. The maximum of 5,306,122 shares that the Company is offering to purchase under the Offer represents approximately 29.1% of the total number of shares issued and outstanding as of October 1, 2010. Assuming the Offer is fully subscribed, the minimum of 4,727,272 shares that the Company is offering to purchase under the Offer represents approximately 25.9% of the total number of shares issued and outstanding as of October 1, 2010. See Sections 1 and 11.

Our common stock is listed on The NASDAQ Capital Market (“Nasdaq”) and trades under the symbol “TPCG.” On November 3, 2010, the reported closing price of our common stock on Nasdaq was $27.97 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 8.

THE OFFER

1.	Number of Shares; Purchase Price; Proration

General. Promptly following the Expiration Date, TPC Group will, upon the terms and subject to the conditions of the Offer, determine a single Purchase Price (which will be not less than $24.50 and not more than $27.50 per share) that it will pay for shares properly tendered in the Offer and not properly withdrawn, taking into account the number of shares tendered pursuant to Auction Tenders and Purchase Price Tenders and the prices specified by stockholders tendering shares pursuant to Auction Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $24.50 per share for purposes of determining the Purchase Price (which is the minimum price per share under the Offer). The Purchase Price will be the lowest price per share of not less than $24.50 and not more than $27.50 per share at which shares have been tendered or have been deemed to be tendered in the Offer that will enable TPC Group to purchase the maximum number of tendered shares having an aggregate purchase price not exceeding $130 million. Shares properly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price.

Promptly after determining the Purchase Price, TPC Group will publicly announce the Purchase Price and all stockholders who have properly tendered and not properly withdrawn their shares pursuant to Auction Tenders at prices equal to or less than the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority, proration and conditional tender described below.

If you wish to maximize the chance that your shares will be purchased by us, you should properly tender your shares pursuant to a Purchase Price Tender. Note that these elections could result in the Purchase Price being lower and could result in your shares being purchased at the minimum price in the Offer.

Shares acquired pursuant to the Offer will be acquired by TPC Group free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to stockholders of record on or prior to the date on which the shares are purchased under the Offer shall be for the account of such stockholders. See Section 8.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $130 million:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•

properly tenders and does not properly withdraw all shares owned beneficially or of record by the Odd Lot Holder at a price at or below the Purchase Price (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

•

completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•

Second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares properly tendered and not properly withdrawn at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of $130 million.

•

Third, only if necessary to permit us to purchase shares resulting in an aggregate purchase price of $130 million, shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied) and not properly withdrawn prior to the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered and not properly withdrawn all of their shares prior to the Expiration Date.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a stockholder tenders in the Offer at or below the Purchase Price may not be purchased. In addition, if a tender is conditioned upon the purchase of a specified number of shares, it is possible that none of those shares will be purchased.

Odd Lots. The term “odd lots” means all shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Subject to adjustment to avoid the purchase of fractional shares and subject to conditional tenders described in Section 6, proration for each stockholder tendering shares (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders) at or below the Purchase Price. This ratio will be applied to stockholders (other than Odd Lot Holders) tendering shares to determine the number of shares that will be purchased from each tendering stockholder in the Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above and the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 14, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such stockholder. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased. See Section 6.

2.	Purpose of the Offer; Certain Effects of the Offer

Purpose of the Offer. Our Board of Directors, with the assistance of management, has decided to conduct the Offer after reviewing a variety of alternatives for using our available financial resources. Our Board considered our existing and anticipated capitalization and financial position, including our outstanding common stock, long-term debt and financial ratios, and our operations, strategy and expectations for the future.

The Board believes that the Offer represents a prudent use of our financial resources in light of our business profile, assets, current indebtedness and debt capacity. The primary purpose of the Offer is to provide our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. The Offer represents an opportunity for us to provide liquidity to stockholders who elect to tender their shares. In addition, if we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

After the Offer is completed, we believe that our anticipated cash flow from operations, our access to credit and capital markets and our financial condition will be adequate for our needs. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.” In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer and other transactions.

Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any Odd Lot Holders who hold shares registered in their names and tender all of their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their shares in market transactions.

In addition, stockholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in TPC Group and its future earnings and assets, while also bearing the attendant risks associated with owning the Company’s common stock.

After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

ALTHOUGH OUR BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER, IT HAS NOT, NOR HAS THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES

AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISORS, FINANCIAL ADVISORS AND/OR BROKERS.

Certain Effects of the Offer. Stockholders who do not tender their shares in the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. As a result, if we complete the Offer, those stockholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with owning our equity securities. Stockholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the Purchase Price pursuant to the Offer. We can give no assurance as to the price at which a stockholder may be able to sell its shares in the future.

The Offer will reduce our “public float” (the number of shares of our common stock owned by non-affiliated stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders. This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future.

Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Michael E. Ducey and James A. Cacioppo, each of whom is a member of our Board of Directors, and Charles W. Shaver, President and Chief Executive Officer, Russell T. Crockett Jr., Senior Vice President — Commercial, Micheal Bloesch, Vice President — Strategic Planning and Isobutylene/ Propylene Derivatives Business Manager, Christopher A. Artzer, Vice President, General Counsel and Secretary, Paula S. Sharp, Vice President — Human Resources, and Roger Wollenberg, Vice President — Corporate Controller, have advised us that, depending on market and other factors, they may tender shares in the Offer. Our other directors and executive officers have advised us that they do not intend to tender shares in the Offer. We have no knowledge of our affiliates’ intentions with respect to the Offer, other than QVT Fund LP and One East Partners Master, LP, each of which has advised us that, depending on market and other factors, they may tender shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their shares in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer.

After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer. See Section 11. A committee of the Company’s Board of Directors, composed solely of three independent directors, has approved the sale of shares to the Company in the Offer by its officers and directors, and, to the extent it qualifies as a director by deputization, by QVT Fund LP (the beneficial holder of approximately 15.3% of the Company’s outstanding shares based on information dated April 8, 2010). The committee granted the approval with the intent that any such sales would be exempt under Rule 16b-3 under the Exchange Act. As a result, any such sales of shares in the Offer would be exempt from Section 16(b) of the Exchange Act, which generally imposes liability on officers, directors and ten percent owners of companies for profit realized by them on “short-swing transactions” (any purchase and sale, or sale and purchase, of a company’s equity securities within less than six months). Directors, officers and QVT Fund LP (to the extent it qualifies as a director by deputization) would therefore have the ability, if they so elected, to purchase Company shares during the six-month period following the completion of the Offer, without their sales in the Offer being matchable with opposite-way transactions for purposes Section 16(b).

Based on the published guidelines of Nasdaq and the conditions of the Offer, we believe that our purchase of shares pursuant to the Offer will not result in delisting of the remaining shares on Nasdaq. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the Securities and Exchange Commission (the “SEC”) and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares pursuant to the Offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The Offer is conditioned upon, among other things, our having determined that the consummation of the Offer will not cause the shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act. See Section 7.

Shares acquired pursuant to the Offer will be canceled and returned to the status of authorized but unissued stock, and will be available for us to issue without further stockholder action except as required by applicable law or the rules of Nasdaq or any securities exchange on which the shares are then listed, for purposes including, without limitation, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors. We have no current plans for issuance of the shares purchased in the Offer, but reserve the right to do so without notice.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Other Plans or Proposals. Except as disclosed or incorporated by reference in this Offer to Purchase, TPC Group currently has no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving TPC Group or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of TPC Group or any of its subsidiaries;

•	any material change in the present dividend policy, or indebtedness or capitalization of TPC Group;

•

any change in the present Board of Directors or management of TPC Group (other than searches for director candidates undertaken in the ordinary course by the Nominating and Governance Committee of the Board or advisors to the Committee), including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in TPC Group’s corporate structure or business;

•	any class of equity securities of TPC Group becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on Nasdaq;

•	the suspension of TPC Group’s obligation to file reports under Section 15(d) of the Exchange Act;

•

the acquisition by any person of additional securities of TPC Group, or the disposition by any person of securities of TPC Group, other than purchases pursuant to outstanding options to purchase shares and outstanding restricted stock units granted to certain employees (including directors and officers); or

•	any changes in TPC Group’s Amended and Restated Certificate of Incorporation or Bylaws or other governing instruments or other actions that could impede the acquisition of control of TPC Group.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3.	Procedures for Tendering Shares

Proper Tender of Shares. For shares to be tendered properly in the Offer:

•

the certificates for shares of our common stock, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book- entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 5:00 p.m., New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedure set forth below.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each stockholder desiring to tender shares in the Offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Auction Price Tender: Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price (in increments of $0.25) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Purchase Price Tender,” in which case you will be deemed to have tendered your shares at the minimum price of $24.50 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $24.50 PER SHARE). A tender of shares will be proper only if, among other things, one, and only one, of these boxes is checked on the Letter of Transmittal. Stockholders who properly tender shares without specifying whether they are making an Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender.

If tendering stockholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Purchase Price Tender.” Note that this election is deemed to be a tender of shares at the minimum price of $24.50 per share and could cause the Purchase Price to be lower and could result in the tendered shares being purchased at the minimum price of $24.50 per share. See Section 8 for recent market prices for shares of our common stock.

If tendering stockholders wish to indicate a specific price (in increments of $0.25) at which their shares are being tendered, they must check the box indicating such price under the section captioned “Auction Price Tenders: Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering stockholders should be aware that this election could result in none of their shares being purchased if the Purchase Price selected by the Company for the shares is less than the price selected by the stockholder. A stockholder who wishes to tender shares at more than one price must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Stockholders who hold shares through nominee stockholders are urged to consult their nominees to determine whether any charges may apply if stockholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of shares be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Sections 6 and 14.

Signature Guarantees and Method of Delivery. If a certificate for shares of our common stock is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•

shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares of our common stock, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. Any documents delivered to us, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be properly tendered.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to 5:00 p.m., New York City time, on the Expiration Date or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Date.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that TPC Group may enforce such agreement against that participant.

Guaranteed Delivery. If a stockholder desires to tender shares in the Offer and the stockholder’s stock certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Date, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•

the Depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form TPC Group has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•

the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Options. Options to purchase shares of our common stock cannot be tendered in the Offer. If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our equity-based compensation plans and the Company’s policies and practices, and tender the shares received upon such exercise in accordance with the Offer. Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options, the range of tender prices and the provisions for pro rata purchases by TPC Group described in Section 1. We strongly encourage optionholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.

Please be advised that it is the optionholder’s responsibility to tender shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the Expiration Date. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares in accordance with the terms of the related stock option plan and option agreement and Company policies and practices at least five business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your vested stock options and satisfy the related exercise price no later than 5:00 p.m., New York City time, on December 1, 2010). Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason.

Restricted Stock Awards. Holders of restricted stock awards under our equity-based compensation plans may not tender the shares underlying such restricted stock awards in the Offer unless and until the restrictions on the restricted stock awards have lapsed. If the restrictions on the restricted stock awards have lapsed, you may tender some or all of such shares in the Offer. See “— Proper Tender of Shares” above.

Restricted Stock Units. Holders of restricted stock units under our equity-based compensation plans may not tender the shares underlying such restricted stock units in the Offer unless and until the restrictions on the restricted stock units have lapsed and such units are settled in shares. If shares have been issued to you in respect of vested restricted stock units, you may tender some or all of such shares in the Offer. See “— Proper Tender of Shares” above.

Return of Unpurchased Shares. If any tendered shares are not purchased, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

U.S. Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion (28% under current law, but scheduled to increase to 31% after December 31, 2010) of the gross proceeds payable to a stockholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent, (as payer) as well as certain other information and certifies under penalties of perjury that the number is correct, the stockholder is a U.S. person and the stockholder is not subject to backup withholding. Therefore, each tendering stockholder that is a United States Holder (as defined in Section 14) should complete and sign the IRS Form W-9 included as part of each Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the stockholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the stockholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain Non-United States Holders (as defined in Section 14)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that stockholder must submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that stockholder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 3 to the related Letter of Transmittal.

TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 28% (UNDER CURRENT LAW) OF THE GROSS PAYMENT MADE TO STOCKHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER THAT IS A UNITED STATES HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE IRS FORM W-9 INCLUDED AS PART OF EACH LETTER OF TRANSMITTAL, AND EACH NON-UNITED STATES HOLDER WHICH DOES NOT OTHERWISE ESTABLISH AN EXEMPTION

FROM BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE APPROPRIATE IRS FORM W-8, WHICH CAN BE OBTAINED FROM THE IRS WEBSITE AT WWW.IRS.GOV.

For a discussion of United States federal income tax consequences to tendering stockholders, see Section 14.

Withholding for Non-United States Holders. Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other withholding agent, will withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-United States Holder or his agent unless (i) the Depositary, or other withholding agent, determines that (a) a reduced rate of withholding is available under a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-United States Holder) or (ii) such Non-United States Holder provides to the Depositary, or other withholding agent, evidence satisfactory to the Depositary, or other withholding agent, that such payments will be considered to be received in a sale or exchange pursuant to the provisions of Section 302 of the Code (as defined in Section 14). To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8BEN before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a properly completed and executed IRS Form W-8ECI. In the case of certain Non-United States Holders that are foreign partnerships (or other foreign intermediaries), IRS Form W-8IMY should be filed. In the case of a foreign or United States possession government and certain other foreign and international organizations, IRS Form W-8EXP should be filed. A Non-United States Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI will generally be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the Offer in the manner and to the extent described in Section 14 as if it were a United States Holder, and in the case of a foreign corporation, such income may be subject to the branch profit tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). The Depositary, or other withholding agent, will determine a stockholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g., IRS Form W-8BEN, IRS Form W-8ECI, IRS Form W-8IMY or IRS Form W-8EXP) unless facts and circumstances indicate that reliance is not warranted.

A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-United States Holder is not subject to tax or is otherwise able to establish that no tax or a reduced amount of tax is due.

NON-UNITED STATES HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by TPC Group, in its sole discretion and will be final and binding on all parties. TPC Group reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which it determines may be unlawful. TPC Group also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered shares. TPC Group also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not TPC Group waives similar defects or irregularities in the case of any other stockholder. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by TPC Group. TPC Group will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of TPC Group, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) such stockholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Lost, Destroyed, Mutilated or Stolen Stock Certificates. If any certificate representing shares of our common stock has been lost, destroyed, mutilated or stolen, the stockholder should promptly notify the Depositary at the phone number set forth in Instruction 9 to the Letter of Transmittal. The stockholder will then be instructed as to the steps that must be taken in order to replace the certificate(s). The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed, mutilated or stolen stock certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to TPC Group or the Information Agent. Any certificates delivered to TPC Group, the Dealer Manager, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be properly tendered.

4.	Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Date. In addition, unless TPC Group has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after 5:00 p.m., New York City time, on January 7, 2011. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares.

A stockholder who has tendered shares at more than one price must complete a separate notice of withdrawal for shares tendered at each price. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering stockholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by TPC Group, in its sole discretion and will be final and binding on all parties. TPC Group reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not TPC Group waives similar defects or irregularities in the case of any other stockholder. None of TPC Group, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, properly withdrawn shares may be re-tendered prior to the Expiration Date by again following one of the procedures described in Section 3.

If TPC Group extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to the Company’s rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of TPC Group, and such shares may not be withdrawn, except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the Offer).

5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering stockholders and (2) accept for payment and pay an aggregate purchase price of up to $130 million for shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until up to five business days after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the Purchase Price and shares not purchased due to proration or conditional tenders, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering stockholder at our expense promptly after the Expiration Date or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

6.	Conditional Tender of Shares

Under certain circumstances described in Section 1 and subject to the exception for Odd Lot Holders, if the Offer is over-subscribed, we will prorate the shares purchased pursuant to the Offer. As discussed in Section 14, the number of shares to be purchased from a particular stockholder may affect the U.S. federal income tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. The conditional tender alternative is made available for stockholders seeking to take steps to have payment for shares sold pursuant to the Offer treated as received in a sale or exchange of such shares by the stockholder, rather than as a distribution to the stockholder, for U.S. federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the section entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to calculate the minimum number of shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Stockholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering shares.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to Auction Tenders at a price equal to or less than the Purchase Price and pursuant to Purchase Price Tenders would result in an aggregate purchase price of more than $130 million, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any tendering stockholder below the minimum number specified by that stockholder, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below an aggregate Purchase Price of $130 million, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular stockholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have properly tendered all of their shares.

7.	Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to the rules under the Exchange Act, if at any time prior to the Expiration Date, any of the following events or circumstances shall have occurred (or shall have been reasonably determined by us to have occurred):

•

there shall have been instituted, or there shall be pending, or we shall have received notice of any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency, other tribunal or arbitrator or arbitration panel that directly or indirectly:

•

challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Offer, the acquisition by us of some or all of the shares pursuant to the Offer or otherwise relates in any manner to the Offer or seeks to obtain material damages in respect of the Offer; or

•

seeks to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or may result in a delay in our ability to accept for payment or pay for some or all of the shares;

•

our acceptance for payment, purchase or payment for any shares tendered in the Offer shall violate or conflict with, or otherwise be contrary to, any applicable law, statute, rule, regulation, decree or order;

•

any action shall have been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) shall have been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries by any court, government or governmental agency or other regulatory or administrative authority or body, domestic or foreign, which:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of shares thereunder; or

•	is reasonably likely to make the purchase of, or payment for, some or all of the shares pursuant to the Offer illegal or to prohibit, restrict or delay consummation of the Offer;

•	there shall have occurred any of the following:

•

any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, or any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that is likely, in our reasonable judgment, to materially adversely affect, the extension of credit by banks or other lending institutions in the United States;

•

the commencement or escalation, on or after November 8, 2010, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States;

•

any decrease of more than 10% in the market price for our common stock or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on November 5, 2010;

•

any change, condition, event or development, or any condition, event or development involving a prospective change, occurs, is discovered, or is threatened relating to (i) general political, market, economic, financial or industry conditions in the United States or (ii) our business, general affairs, management, financial position, stockholders equity, income, results of operations, properties, assets, liabilities, condition (financial or otherwise), income, operations, licenses, franchises, permits, permit applications or prospects or in ownership of our shares (including, but not limited to, the occurrence of an event of default, or an event, act or occurrence that, with the giving of notice or lapse of time (or both), would become an event of default, under the ABL Revolver (as defined in Section 9)), which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer; or

•	in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of our outstanding common stock (other than the Offer), or any merger, amalgamation, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or entity or shall have been publicly disclosed or we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, amalgamation, acquisition, business combination or other similar transaction;

•

we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before November 5, 2010), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 5, 2010 has acquired or proposes to acquire, whether through the acquisition of shares, the formation of a group, the grant of any option or right (options for and other rights to acquire shares of our common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Offer), beneficial ownership of an additional 1% or more of our outstanding common stock or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent or notice, required to be obtained or made in connection with the Offer shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

•

Standard & Poor’s shall have (1) downgraded or withdrawn the rating accorded the Company or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company;

•

Moody’s shall have (1) downgraded or withdrawn the rating accorded the Company or (2) publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company; or

•

we shall have determined that the consummation of the Offer and the purchase of the shares pursuant to the Offer is likely, in our reasonable judgment, to cause our common stock to be delisted from Nasdaq or eligible for deregistration under the Exchange Act.

Each of the conditions referred to above is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time in our discretion prior to the Expiration Date. Any determination by us concerning the fulfillment or non-fulfillment of the conditions described above will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding if TPC Group’s determinations are challenged by stockholders.

8.	Price Range of Shares; Dividends

On May 4, 2010, our common stock became listed and began trading on Nasdaq under the symbol “TPCG.” Prior to May 4, 2010, our shares were quoted on the Pink OTC Markets.

The following table sets forth the high and low sales prices, or bid information of our common stock for each full quarterly period within the two most recent fiscal years as reported by Nasdaq with respect to periods from and after May 4, 2010, and by Pink OTC Markets with respect to prior periods (quotations on Pink OTC Markets reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions):

	High	Low
Transition Period Ending December 31, 2010
Second quarter (through November 3, 2010)	$29.14	$23.62
First quarter	24.73	14.00

Fiscal Year Ended June 30, 2010
Fourth quarter	$18.43	$12.00
Third quarter	12.00	7.50
Second quarter	8.75	5.25
First quarter	6.60	3.50

Fiscal Year Ended June 30, 2009
Fourth quarter	$4.00	$2.41
Third quarter	5.50	2.00
Second quarter	18.00	4.00
First quarter	22.00	12.00

On November 3, 2010, the reported closing price of our common stock on Nasdaq was $27.97 per share. You are urged to obtain current market quotations for our common stock before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer.

We have not declared or paid any cash dividends in the transition period ending December 31, 2010, and have not done so in either of the two most recent fiscal years. Because the Company is a holding company that conducts substantially all of its operations through subsidiaries, our ability to pay cash dividends on our common stock is also dependent upon the ability of our subsidiaries to pay cash dividends or to otherwise distribute or advance funds to us. Any future regular or special dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition and performance, our cash needs and expansion plans, income tax consequences, Delaware and other applicable laws, the restrictions imposed by our credit facilities, and such other factors as the board of directors deems relevant.

9.	Source and Amount of Funds

TPC Group will fund any purchase of shares pursuant to the Offer, including the related fees and expenses, from cash on hand, including cash to be received from the intercompany distribution funded by TPC Group LLC’s senior secured notes and revolving credit facility described below. Assuming the Offer is fully subscribed, we expect the aggregate purchase price for the shares, together with all related fees and expenses, to be approximately $131 million.

Notes Issuance and Intercompany Distribution. On October 5, 2010, TPC Group LLC, a wholly owned subsidiary of the Company, completed the issuance and sale of $350 million aggregate principal amount of 8 1/4% senior secured notes due 2017 (the “Notes”). The Notes are jointly and severally guaranteed (the “Guarantees”) initially by all of TPC Group LLC’s material domestic subsidiaries (such guarantors, the “Guarantors”). The Notes and the Guarantees were offered and sold in private transactions in accordance with Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and Guarantees have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

The purchase price for the Notes and Guarantees was 99.35% of their principal amount. The net proceeds from the issuance of the Notes were approximately $338 million after discounts and estimated offering expenses. TPC Group LLC used a portion of the net proceeds from the offering to repay all outstanding indebtedness under the Term Loan Agreement dated as of June 27, 2006, as amended, among TPC Group LLC and Deutsche Bank Trust Company Americas, as lender and administrative agent, and the other financial institutions parties thereto, as lenders, and will use the remaining net proceeds, together with cash on hand and $25 million of borrowings under the ABL Revolver (as defined below) to fund an intercompany distribution of approximately $131 million to TPC Group Inc.

The Notes and the Guarantees were issued pursuant to an Indenture dated as of October 5, 2010 (the “Indenture”), by and among TPC Group LLC, the Guarantors, Wilmington Trust Company, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as collateral agent, paying agent, registrar and authentication agent. The Notes are TPC Group LLC’s senior secured obligations, rank senior in right of payment to all its future debt that is expressly subordinated in right of payment to the Notes, and rank equally in right of payment with all its existing and future debt that is not so subordinated. The Notes and the Guarantees are secured by first-priority liens on all of TPC Group LLC’s and the Guarantors’ assets (other than accounts receivable, inventory, all payments in respect thereof, and all general intangibles relating thereto which secure the existing Amended and Restated Revolving Credit Agreement dated as of April 29, 2010, as amended, among TPC Group LLC and the other borrowers named therein, as Borrowers, TPC Group LLC, as Funds Administrator, various lending institutions, as Lenders, Deutsche Bank Trust Company Americas, as Administrative Agent, Deutsche Bank Trust Company Americas and Wells Fargo Capital Finance LLC as Co-Collateral Agents, and Deutsche Bank Trust Company Americas, as Collateral Agent (such facility, as amended, the “ABL Revolver,” and such collateral, the “ABL Collateral”)), subject to certain exceptions and permitted liens. The Notes and the Guarantees are also secured by second-priority liens on all of the ABL Collateral that secures the ABL Revolver and are effectively subordinated to the obligations outstanding under the ABL Revolver to the extent of the value of the ABL Collateral.

Interest on the Notes will accrue at a rate of 8.25% per year. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on April 1, 2011. The Notes mature on October 1, 2017.

TPC Group LLC may redeem the Notes, in whole or in part, at any time on or after October 1, 2013 at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period commencing on October 1 of the years set forth below:

Period	Redemption Price
2013	106.188%
2014	104.125%
2015	102.063%
2016 and thereafter	100.000%

Prior to October 1, 2013, TPC Group LLC may redeem up to 10% of the initial aggregate principal amount of the Notes in any twelve-month period at a price equal to 103% of the aggregate principal amount thereof plus any accrued and unpaid interest thereon, if any. TPC Group LLC also may redeem any of the Notes at any time prior to October 1, 2013 at a price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest thereon, if any.

At any time (which may be more than once) before October 1, 2013, TPC Group LLC may redeem up to 35% of the aggregate principal amount of Notes issued with the net proceeds that TPC Group Inc. raises in one or more equity offerings, as long as:

•	TPC Group LLC pays 108.25% of the face amount of the Notes, plus accrued and unpaid interest to the date of redemption;

•	TPC Group LLC redeems the Notes within 120 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of Notes issued remains outstanding after such redemption.

If a change of control occurs with respect to TPC Group LLC or TPC Group Inc., TPC Group LLC must give holders of the Notes the opportunity to sell TPC Group LLC their Notes at 101% of their face amount, plus accrued and unpaid interest.

The Indenture contains covenants that, among other things, limit TPC Group LLC’s ability and the ability of its restricted subsidiaries to:

•	pay dividends or distributions, repurchase equity, prepay subordinated debt or make certain investments;

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	incur additional liens on assets;

•	merge or consolidate with another company or sell all or substantially all assets;

•	enter into transactions with affiliates; and

•	allow to exist certain restrictions on the ability of the Guarantors to pay dividends or make other payments to TPC Group LLC.

Upon an Event of Default (as defined in the Indenture), the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the entire principal of all the Notes to be due and payable immediately.

TPC Group LLC currently has no plans or arrangements to repay the Notes prior to maturity.

The foregoing description of the Notes and the Indenture is qualified in its entirety by reference to the Indenture, a copy of which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on October 12, 2010.

ABL Revolver. The ABL Revolver matures on April 29, 2014. Availability under the ABL Revolver is limited to the borrowing base, comprised of 85% of eligible accounts receivable and 65% of eligible inventory, as redetermined monthly, with maximum available commitments of $175 million. Up to $30 million of the facility may be used for the issuance of letters of credit. The ABL Revolver also includes an accordion feature under which the lenders may agree, upon TPC Group LLC’s request, to increase their commitments to an aggregate amount not to exceed $200 million.

Amounts borrowed under the ABL Revolver bear interest, at TPC Group LLC’s option, at a rate equal to either (a) the Eurodollar Rate (as defined in the credit agreement) plus 3.00% to 3.75%, or (b) the base rate (as described below) plus 2.00% to 2.75%, in each case depending on the ratio of TPC Group LLC’s consolidated debt to consolidated EBITDA (as defined in the credit agreement), with a lower leverage ratio resulting in lower rates. The base rate equals the highest of (i) the administrative agent’s prime lending rate, (ii) the Federal Funds Rate plus 1/2 of 1% or (iii) the one-month Eurodollar Rate (as defined in the credit agreement) plus 1%.

A commitment fee is payable on the unused portion of the ABL Revolver in an amount equal to 0.50% per annum if average availability is less than 50% of the total commitments, or 0.75% per annum if average availability is 50% or more of the total commitments, in each case based on average availability during the previous fiscal quarter.

The ABL Revolver is secured with a first-priority lien on accounts receivable, inventory, all payments and receivables in respect thereof and all general intangibles relating thereto, and through cross-collateralization with the Notes, a second priority lien on all other assets, including fixed assets. The ABL Revolver is guaranteed by all of TPC Group LLC’s material domestic subsidiaries and provides for customary events of default.

The ABL Revolver includes covenants that restrict, subject to specified exceptions, TPC Group LLC’s ability to:

•	create or permit liens on TPC Group LLC’s assets;

•	incur additional indebtedness or issue redeemable equity securities;

•	guarantee indebtedness;

•	merge or consolidate with a third party;

•	sell or otherwise dispose of assets;

•	pay dividends or effect stock buy-backs;

•	issue or sell stock of subsidiaries;

•	make loans, investments and acquisitions;

•	enter into transactions with affiliates;

•	change the lines of business in which TPC Group LLC is engaged;

•	change TPC Group LLC’s fiscal year;

•	make voluntary prepayments or redemptions of subordinated indebtedness;

•	enter into agreements that limit TPC Group LLC’s subsidiaries’ ability to pay distributions to or enter into transactions with TPC Group LLC;

•	maintain cash balances in excess of $15 million without using such excess cash to prepay loans under the ABL Revolver; and

•	enter into receivables financings or securitization programs.

The ABL Revolver includes a covenant requiring a minimum consolidated fixed charge coverage ratio should availability be less than the greater of $15 million or 15% of the total commitments.

Borrowings under the ABL Revolver are subject to the condition that, on the date of any borrowing thereunder, no event of default (as defined in the ABL Revolver) shall have occurred, or any event, act or occurrence that, with the giving of notice or lapse of time (or both), would become an event of default.

TPC Group LLC currently has no plans or arrangements to repay amounts borrowed under the ABL Revolver, though it may repay revolving borrowings from time to time in the ordinary course of business.

The foregoing description of the ABL Revolver is qualified in its entirety by reference to the ABL Revolver, a copy of which is attached as Exhibit 4.5 to the Company’s Current Report on Form 8-K, as filed with the SEC on May 3, 2010.

10.	Certain Information Concerning the Company

The Company. TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials such as C4 hydrocarbons. Our products are sold to producers of a wide range of performance, specialty and intermediate products, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. We are a leader in North America across our major product lines, including our position as the largest producer by production capacity of finished butadiene, the second largest active merchant producer by production capacity of isobutylene and the sole merchant producer of highly reactive polyisobutylene, a major component of dispersants for the fuel and lubricant additive markets. We operate as a value-added merchant processor and marketer, linking our raw material providers with our diverse customer base of chemical consumers.

Our executive offices are located at 5151 San Felipe, Suite 800, Houston, Texas 77056 and our telephone number at that location is (713) 627-7474. Our website address is www.tpcgrp.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

Available Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and executive officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You may access the Company’s publicly filed documents at this site, including the Schedule TO and the documents incorporated therein by reference. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. You may also go to the Company’s website located at www.tpcgrp.com to access the Schedule TO and related documents.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2010, as filed on September 17, 2010;

•	Amendment No. 1 on Form 10-K/A (to our Annual Report on Form 10-K for the fiscal year ended June 30, 2010), as filed on October 19, 2010; and

•

Current Reports on Form 8-K, as filed on July 6, 2010; July 20, 2010; August 16, 2010; August 16, 2010; August 31, 2010; September 17, 2010 (regarding the retirement of Charles W. Shaver); September 22, 2010; September 27, 2010; September 30, 2010; and October 12, 2010.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above.

You may also request a copy of these filings, at no cost, by writing or telephoning us at the following address:

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, Texas 77056

Attn: Corporate Secretary

Telephone: (713) 627-7474

Copies of these filings are also available, without charge, on our website at www.tpcgrp.com. The information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

Shares Outstanding. As of October 1, 2010, we had 18,255,698 shares of our common stock issued and outstanding. Because the Purchase Price will only be determined after the Expiration Date, the number of shares that will be purchased will not be known until after that time. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $24.50 per share, the minimum purchase price under the Offer, the approximate number of shares that will be purchased under the Offer is 5,306,122. Assuming that the Offer is fully subscribed, if the Purchase Price is determined to be $27.50 per share, the maximum purchase price under the Offer, the approximate number of shares that will be purchased under the Offer is 4,727,272. The maximum of 5,306,122 shares that the Company is offering to purchase under the Offer represents approximately 29.1% of the total number of shares issued and outstanding as of October 1, 2010. Assuming the Offer is fully subscribed, the minimum of 4,727,272 shares that the Company is offering to purchase under the Offer represents approximately 25.9% of the total number of shares issued and outstanding as of October 1, 2010.

Interests of Directors and Executive Officers. As of October 1, 2010, our directors and executive officers as a group (15 persons) beneficially owned an aggregate of 2,262,378 shares, representing approximately 12.4% of the total number of outstanding shares on a fully diluted basis. Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Michael E. Ducey and James A. Cacioppo, each of whom is a member of our Board of Directors, and Charles W. Shaver, President and Chief Executive Officer, Russell T. Crockett Jr., Senior Vice President — Commercial, Micheal Bloesch, Vice President — Strategic Planning and Isobutylene/ Propylene Derivatives Business Manager, Christopher A. Artzer, Vice President, General Counsel and Secretary, Paula S. Sharp, Vice President — Human Resources, and Roger Wollenberg, Vice President — Corporate Controller, have advised us that, depending on market and other factors, they may tender shares in the Offer. Our other directors and executive officers have advised us that they do not intend to tender shares in the Offer. We have no knowledge of our affiliates’ intentions with respect to the Offer, other than QVT Fund LP and One East Partners Master, LP, each of which has advised us that, depending on market and other factors, they may tender shares in the Offer. The equity ownership of our directors, executive officers and affiliates who do not tender their shares in the Offer will proportionately increase as a percentage of our outstanding common stock following the consummation of the Offer.

Our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer. A committee of the Company’s Board of Directors, composed solely of three independent directors, has approved the sale of shares to the Company in the Offer by its officers and directors, and, to the extent it qualifies as a director by deputization, by QVT Fund LP (the beneficial holder of approximately 15.3% of the Company’s outstanding shares based on information dated April 8, 2010). The committee granted the approval with the intent that any such sales would be exempt under Rule 16b-3 under the Exchange Act. As a result, any such sales of shares in the Offer would be exempt from Section 16(b) of the Exchange Act, which generally imposes liability on officers, directors and ten percent owners of companies for profit realized by them on “short-swing transactions” (any purchase and sale, or sale and purchase, of a company’s equity securities within less than six months). Directors, officers and QVT Fund LP to the extent it qualifies as a director by deputization) would therefore have the ability, if they so elected, to purchase Company shares during the six-month period following the completion of the Offer, without their sales in the Offer being matchable with opposite-way transactions for purposes Section 16(b).

The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 1, 2010 (except as otherwise noted below), by: (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock; (ii) each of our directors and director nominees, (iii) each of our named executive officers; and (iv) all directors and executive officers as a group. Based on information furnished by such stockholders, we believe that each person has sole voting and dispositive power over the shares indicated as owned by such person unless otherwise indicated. Restricted stock is included in the table below, although transferability of such shares may be restricted. The address of each director and officer is the same as the address for our executive offices.

Name	Number of Shares Beneficially Owned		Percentage Beneficially Owned[1]
5% Stockholders:
QVT Fund LP 1177 Avenue of the Americas 9th Floor New York, NY 10036	2,792,745	[2]	15.3%

Castlerigg Master Investments, Ltd C/O Sandell Asset Management Corp. 40 West 57th Street, 26th Floor New York, NY 10019-4001	1,887,411	[3]	10.3%

Apollo Capital Management LP. One Manhattanville Road, Suite 201 Purchase, New York 10577	1,573,078	[4]	8.6%

Ramius LLC. 599 Lexington Avenue, 20th Floor New York, NY 10022	1,476,405	[5]	8.1%

State Street Global Advisors Ltd c/o State Street Corporation One Lincoln Street Boston, Massachusetts 02111	1,381,969	[6]	7.6%

Redwood Capital Management 910 Sylvan Avenue Englewood Cliffs, NJ 07632	1,291,310	[7]	7.1%

One East Partners Master, LP 1 East 57th Street, 10th Floor New York, NY 10022	1,289,002	[8]	7.1%

Directors and Executive Officers:
Charles W. Shaver	502,282	[9]	2.8%
James A. Cacioppo	1,404,698	[10]	7.7%
Michael E. Ducey	81,916		*
Kenneth E. Glassman	7,764		*
Richard B. Marchese	7,764		*
Jeffrey M. Nodland	14,389		*
Jeffrey A. Strong	7,764		*
Ruth I. Dreessen	97,863	[11]	*
Miguel A. Desdin	—		—
Russell T. Crockett Jr.	10,000		*
Luis E. Batiz	20,000		*
Micheal Bloesch	34,244	[12]	*

Directors and executive officers as a Group (15 persons)	2,262,378	[13]	12.4%

*	Indicates beneficial ownership not exceeding 1.0%.

[1]	The percentage beneficially owned is calculated based on 18,255,698 shares of our common stock issued and outstanding as of October 1, 2010. In addition, if a person has the right to acquire beneficial ownership of shares by exercise of outstanding options within 60 days following September 15, 2010, those shares are deemed beneficially owned by that person as of that date and are deemed to be outstanding solely for the purpose of determining the percentage of common stock that he or she owns. Those shares are not included in the computations for any other person.

[2]	QVT Fund LP: Based on information set forth in a Statement of Changes in Beneficial Ownership of Securities on Form 4 filed April 8, 2010 by QVT Associates GP LLC (the “GP”) and QVT Fund LP (the “Fund”). The Fund directly beneficially owns 2,557,817 shares and Quintessence Fund L.P. (“Quintessence”) directly beneficially owns 234,928 shares. The GP, as general partner of the Fund and Quintessence, may be deemed to beneficially own the shares directly owned by the Fund and Quintessence. Accordingly, the GP may be deemed to be the indirect beneficial owner of 2,792,745 shares. Each of the GP and the Fund disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein.

[3]	Castlerigg Master Investments, Ltd: As of October 12, 2010, based on information set forth in a Schedule 13G (Amendment No. 1) filed September 24, 2010, by Castlerigg Master Investments Ltd. (“CMI”), Sandell Asset Management Corp. (“SAMC”), Castlerigg International Limited (“Castlerigg International”), Castlerigg International Holdings Limited (“Castlerigg Holdings”), Castlerigg Offshore Holdings Ltd. (“Castlerigg Offshore”) and Thomas E. Sandell, as updated by Statements of Changes in Beneficial Ownership on Form 4 filed September 29, 2010 and October 12, 2010 by SAMC and CMI. CMI, a British Virgin Islands company, directly owns the securities reported, and SAMC, a Cayman Islands exempted company, beneficially owns the securities reported through CMI.

SAMC is the investment manager of CMI. Mr. Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by CMI and SAMC. Castlerigg International, a British Virgin Islands company, is the controlling shareholder of Castlerigg Holdings. Castlerigg Holdings, a British Virgin Islands company, is the controlling shareholder of Castlerigg Offshore. Castlerigg Offshore, a Cayman Islands exempted company, is the controlling shareholder of CMI.

Each of CMI, Castlerigg International, Castlerigg Holdings, Castlerigg Offshore, SAMC and Mr. Sandell has shared voting and dispositive power with respect to shares held by CMI. Each of Castlerigg Holdings, Castlerigg Offshore and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by CMI. Each of SAMC, Mr. Sandell, Castlerigg Holdings, Castlerigg Offshore, Castlerigg International and CMI disclaims beneficial ownership of the securities reported except to the extent of its or his respective pecuniary interest therein.

[4]	Apollo Capital Management LP: Based on information set forth in a Schedule 13G filed February 16, 2010 by (i) Apollo Value Investment Master Fund, L.P. (“Value Master Fund”), (ii) Apollo Value Advisors, L.P. (“Value Advisors”), (iii) Apollo Value Capital Management, LLC (“Value Capital Management”), (iv) Apollo Value Management, L.P. (“Value Management”), (v) Apollo Value Management GP, LLC (“Value Management GP”), (vi) Apollo Strategic Value Master Fund, L.P. (“SVF Master Fund”), (vii) Apollo SVF Advisors, L.P. (“SVF Advisors”), (viii) Apollo SVF Capital Management, LLC (“SVF Capital Management”), (ix) Apollo SVF Management, L.P. (“SVF Management”), (x) Apollo SVF Management GP, LLC (“SVF Management GP”), (xi) Lyxor/Apollo Distressed Fund Limited (“Lyxor Fund”), (xii) Apollo Special Opportunities Managed Account, L.P. (“SOMA Fund”), (xiii) Apollo SOMA Advisors, L.P. (“SOMA Advisors”), (xiv) Apollo SOMA Capital Management, LLC (“SOMA Capital Management”), (xv) Apollo Principal Holdings II GP, LLC (“Principal GP”), (xvi) Apollo Principal Holdings II, L.P. (“Principal II”), (xvii) Apollo Capital Management, L.P. (“Capital Management”), (xviii) Apollo Capital Management GP, LLC (“Capital Management GP”), (xix) Apollo Management Holdings, L.P. (“Holdings”), and (xx) Apollo Management Holdings GP, LLC (“Holdings GP”), with respect to an aggregate of 1,125,958 shares, as updated by a Form 13F dated as of June 30, 2010, filed August 12, 2010, by Apollo Management Holdings LP on behalf of Apollo Capital Management LP and Apollo Management LP with respect to an aggregate of 1,573,078 shares.

As reported in the above-referenced Schedule 13G, Value Master Fund holds 243,657 shares; SVF Master Fund holds 197,267 shares; Lyxor Fund holds 116,536 shares; and SOMA Fund holds 491,931 shares. Value Advisors serves as the managing general partner of Value Master Fund, Value Management serves as the manager of Value Master Fund, SVF Advisors serves as the managing general partner of SVF Master Fund, and SVF Management serves as the manager of SVF Master Fund and SOMA Fund, and the trading advisor of Lyxor Fund. SOMA Advisors serves as the general partner of SOMA Fund. Value Capital Management serves as the general partner of Value Advisors, Value Management GP serves as the general partner of Value Management, SVF Capital Management serves as the general partner of SVF Advisors, SVF Management GP serves as the general partner of SVF Management, and SOMA Capital Management serves as the general partner of SOMA Advisors. Principal II serves as the sole member and manager of Value Capital Management, SVF Capital Management and SOMA Capital Management, and Principal GP serves as the general partner of Principal II. Capital Management serves as the sole member and manager of Value Management GP and SVF Management GP, and Capital Management GP serves as the general partner of Capital Management. Holdings is the sole member-manager of Capital Management GP, and Holdings GP is the general partner of Holdings. Value Master Fund, Value Advisors, Value Management, SVF Master Fund, SVF Advisors, Lyxor Fund, SOMA Fund, SOMA Advisors, Value Capital Management, Value Management GP, SVF Capital Management, SVF Management, SVF Management GP, SOMA Capital Management, Principal II, Principal GP, Capital Management, Capital Management GP, Holdings and Holdings GP are collectively referred to herein as the “Reporting Persons.”

As reported in the above-referenced Schedule 13G, the Reporting Persons have shared voting and dispositive power, resulting in beneficial ownership, as follows:

Value Master Fund	243,657 shares
Value Advisors	243,657 shares
Value Management	243,657 shares
Value Capital Management	243,657 shares
Value Management GP	243,657 shares
SVF Master Fund	197,267 shares
SVF Advisors	197,267 shares
SVF Capital Management	197,267 shares
Lyxor Fund	116,536 shares
SOMA Fund	491,931 shares
SOMA Advisors	491,931 shares
SOMA Capital Management	491,931 shares
SVF Management	882,301 shares
SVF Management GP	882,301 shares
Capital Management	1,125,958 shares
Capital Management GP	1,125,958 shares
Holdings	1,125,958 shares
Holdings GP	1,125,958 shares
Principal II	932,855 shares
Principal GP	932,855 shares

As set forth in the above-referenced Schedule 13G, the number of shares reported as beneficially owned by SVF Management includes 76,567 shares of the common stock held by Permal Apollo Value Investment Fund Ltd. (“Permal Fund”), which entered into an Investment Advisory Agreement with SVF Management in December 2009, whereby SVF Management is given the authority to make investment decisions on behalf of, and vote securities held by, Permal Fund. The shares held by Permal Fund are therefore included in the shares shown above as beneficially owned by SVF Management, SVF Management GP, Capital Management, Capital Management GP, Holdings and Holdings GP.

Value Advisors, Value Management, SVF Advisors, SVF Management, SOMA Advisors, SOMA Capital Management, Value Capital Management, Value Management GP, SVF Management GP, SVF Capital Management, Capital Management, Capital Management GP, Holdings, Holdings GP, Principal II, Principal GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the principal executive officers and managers of Holdings GP, Capital Management GP and Principal GP, disclaim beneficial ownership of all shares in excess of their pecuniary interests, if any.

[5]	Ramius LLC: Based on information set forth in a Schedule 13D/A (Amendment No. 1) and a Statement of Changes of Beneficial Ownership on Form 4 each filed April 8, 2010 by Ramius Credit Opportunities Master Fund Ltd, Ramius Enterprise Master Fund Ltd, RCG PB, Ltd, Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC, C4S & Co. LLC, Peter A. Cohen, Morgan B. Stark, Jeffrey M. Solomon and Thomas W. Strauss.

Includes 1,451,405 shares held directly by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares held by Ramius Enterprise Master Fund Ltd. Each other reporting person disclaims beneficial ownership of the shares reported except to the extent of its pecuniary interest in such shares. Ramius Credit Opportunities Master Fund Ltd has sole voting and dispositive power over 1,451,405 shares. Ramius Enterprise Master Fund Ltd has sole voting and dispositive power over 25,000 shares. RCG PB, Ltd has no voting or dispositive power over the shares reported. Each of Ramius Advisors LLC, Ramius LLC, Cowen Group Inc., RCG Holdings LLC and C4S & Co. LLC has sole voting and dispositive power over 1,476,405 shares. Each of Messrs. Cohen, Stark, Solomon and Strauss has shared voting and dispositive power over 1,476,405 shares. Ramius Advisors LLC is the investment advisor of each of Ramius Enterprise Master Fund Ltd and Ramius Credit Opportunities Master Fund Ltd. Ramius LLC is the sole member of Ramius Advisors LLC. Cowen is the sole member of Ramius LLC. RCG Holdings LLC is a significant shareholder of Cowen Group Inc. C4S & Co. LLC is the managing member of RCG Holdings LLC. Messrs. Cohen, Stark, Solomon and Strauss are the sole managing members of C4S &Co. LLC.

On September 15, 2008, 1,451,405 shares of common stock reported as beneficially owned by Ramius Credit Opportunities Master Fund Ltd and 25,000 shares reported as beneficially owned by Ramius Enterprise Master Fund Ltd (collectively, the “Frozen Shares”) were frozen in Ramius Credit Opportunities Master Fund Ltd’s and Ramius Enterprise Master Fund Ltd’s prime brokerage accounts, respectively, as a result of the administration of Lehman Brothers International (Europe) (“LBIE”), which, through certain of its affiliates, was a prime broker for each of Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd. The current status of the Frozen Shares under LBIE’s administration proceedings has not been determined. Ramius Credit Opportunities Master Fund Ltd and Ramius Enterprise Master Fund Ltd claim beneficial ownership over the Frozen Shares until such time as a final determination concerning the Frozen Shares is made.

[6]	State Street Global Advisors Ltd: Based on information set forth in a Form 13F dated as of June 30, 2010, filed August 16, 2010 by State Street Corporation.

[7]	Redwood Capital Management: Based on information set forth in a Schedule 13G filed March 23, 2010 by Redwood Capital Management LLC, Redwood Master Fund Ltd. and Jonathan Kolatch covering 972,919 shares, as updated by a Form 13F dated as of June 30, 2010, filed August 16, 2010, by Redwood Capital Management LLC reflecting holdings of 1,291,310 shares. Each of Redwood Capital Management LLC, Redwood Master Fund Ltd. and Jonathan Kolatch has shared voting and dispositive power over 972,919 shares. Each of Redwood Capital Management LLC and Mr. Kolatch disclaims beneficial ownership in the shares reported except to the extent of its pecuniary interest therein.

[8]	One East Partners Master, LP: Represents information received from such stockholder on August 9, 2010.

[9]	Charles W. Shaver: Includes 7,284 shares that may be acquired pursuant to outstanding stock options which are currently vested or may vest within 60 days following October 1, 2010.

[10]

James A. Cacioppo: Includes 5,066 shares that may be acquired pursuant to outstanding stock options which are currently vested or may vest within 60 days following October 1, 2010. Also includes 1,289,002 shares of common stock held by One East Partners Master, LP (the “Partners Fund”). Mr. Cacioppo is a managing member of the general partner of the Partners Fund and as such may be deemed to be a beneficial owner of Partners Fund’s shares. Mr. Cacioppo has disclaimed beneficial ownership of the Partners Fund’s shares to the extent he does not have a pecuniary interest in such shares.

[11]	Ruth I. Dreessen: Based on information set forth in a Statement of Changes in Beneficial Ownership on Form 4 filed June 1, 2010 by Ms. Dreessen.

[12]	Micheal Bloesch: Includes 8,125 shares that may be acquired pursuant to outstanding stock options which are currently vested or may vest within 60 days following October 1, 2010.

[13]	Directors and Executive Officers as a Group: Includes 37,634 shares that may be acquired pursuant to outstanding stock options which are currently vested or may vest within 60 days following October 1, 2010.

Recent Securities Transactions. Based on our records and information provided to us by our affiliates, directors and executive officers, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, have effected any transactions in our common stock during the 60 days before the date of this offer to purchase for cash, except as otherwise set forth in this offer to purchase and except for the following open market sales made by Castlerigg Master Investments, Ltd.:

Date	Number of Shares	Price
September 7, 2010	13,576	$18.37
September 7, 2010	180,500	$18.22
September 8, 2010	112	$18.21
September 8, 2010	21,500	$18.22
September 9, 2010	2,610	$18.25
September 14, 2010	210,000	$18.32
September 15, 2010	4,572	$18.26
September 16, 2010	20,220	$18.26
September 17, 2010	160,100	$19.62
September 20, 2010	140,000	$20.48
September 21, 2010	25,000	$21.46
September 21, 2010	100	$21.77
September 21, 2010	25,000	$21.45
September 22, 2010	100,000	$22.07
September 23, 2010	60,902	$21.98
September 24, 2010	40,690	$22.68
September 24, 2010	10,000	$22.73
September 27, 2010	60,546	$23.96
September 28, 2010	35,757	$23.97
October 7, 2010	39,443	$26.43
October 11, 2010	35,574	$26.71

Equity-Based Compensation. The Company currently maintains a 2004 Stock Award Plan (the “2004 Plan”) and a 2009 Long-Term Incentive Plan (the “2009 Plan”). Under the plans, the Company may grant options, restricted stock and other equity awards to eligible persons.

The Compensation Committee of the Board of Directors of the Company is responsible for administering equity-based or other long-term incentive awards to employees under the 2004 Plan and the 2009 Plan. The Compensation Committee may delegate authority to subcommittees when appropriate.

The following table summarizes the status of our equity compensation plans as of June 30, 2010.

	Number of Shares Issuable Pursuant to Outstanding Awards	Number of Shares Available for Future Issuance
2004 Plan	293,602	668,034
2009 Plan	136,475	934,177

Investment Agreement and Related Provisions. In connection with our emergence from Chapter 11 bankruptcy in 2004, the Company adopted organizational documents and entered into an investment agreement that granted certain consent rights to two of our large stockholders, Castlerigg Master Investments, Ltd. (“Castlerigg”) and RCG Carpathia Master Fund, Ltd. (“RCG”). As a result, for so long as these stockholders collectively hold at least 10% of the outstanding stock of the Company, we may not, among other things, increase the number of shares of stock we are authorized to issue, issue preferred stock, adopt takeover protections such as a stockholders rights plan or a classified board, adopt provisions in our organizational documents that could make an acquisition of the Company more onerous or costly or change other specified provisions in our organizational documents, in each case without each of Castlerigg’s and RCG’s consent. As of October 12, 2010, Castlerigg beneficially owned approximately 10.3% of the outstanding stock of the Company and, as of April 8, 2010, an affiliate of RCG beneficially owned approximately 8.1% of such outstanding stock.

The organizational documents of the Company and the investment agreement allow Castlerigg and RCG to exercise their consent rights in their sole discretion and in their self-interest. If either of these stockholders were to elect to withhold their consent with respect to a potential transaction or other initiative, we might be prevented from effecting that transaction or initiative even if our Board of Directors or a majority of our stockholders determine that doing so would benefit us or our stockholders.

The foregoing descriptions of the Company’s plans and agreements are qualified in their entirety by reference to the text of such respective plans and agreements, copies of which have been filed as exhibits to the Company’s Issuer Tender Offer Statement on Schedule TO and which are incorporated herein by reference.

General. Except for (i) stock options, restricted stock, performance unit awards and restricted stock units granted under the Company’s equity compensation plans, (ii) the investment agreement described above and (iii) as otherwise described in this Offer to Purchase or the documents incorporated by reference herein, none of the Company nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

12.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares of our common stock pursuant to the Offer will reduce the number of shares of our common stock that might otherwise be traded publicly and is likely to reduce the number of stockholders. As a result, trading of a relatively small volume of shares of our common stock after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares of our common stock outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares under the Offer will cause the remaining outstanding shares to be delisted from Nasdaq. The Offer is conditioned upon, among other things, our determination that the consummation of the Offer and the purchase of shares will not cause the shares to be delisted from Nasdaq. See Section 7.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares under the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of shares under the Offer pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

It is a condition of our obligation to purchase shares pursuant to the Offer that as a result of the consummation of the Offer, there not be a reasonable likelihood that our common stock will be eligible for deregistration under the Exchange Act.

13.	Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 7.

14.	Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences to our stockholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder’s particular circumstances, or to certain types of stockholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the United States dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, financial institutions, brokers, dealers in securities or currencies and traders that elect to mark-to-market their securities). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular stockholders. Further, this summary assumes that stockholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation. In addition, the discussion assumes that the provisions of Section 5881 of the Code are not applicable to any payments made pursuant to the Offer.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

We have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is for U.S. federal income tax purposes (1) a citizen or resident of the United States, (2) a corporation or other entity taxed as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

As used herein, a “Non-United States Holder” means a beneficial owner of shares that is not (i) a United States Holder and (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

EACH STOCKHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Consequences to United States Holders. An exchange of shares for cash pursuant to the Offer will be a taxable transaction to a United States Holder for U.S. federal income tax purposes. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange (as described below) of such shares for U.S. federal income tax purposes, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. A United States Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) we purchase from the United States Holder under the Offer.

A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the sale:

•	results in a “complete termination” of the stockholder’s stock interest in us under Section 302(b)(3) of the Code;

•	is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code; or

•	is “not essentially equivalent to a dividend” with respect to the stockholder under Section 302(b)(1) of the Code.

In determining whether any of these tests have been met, a United States Holder must take into account not only the stock that the stockholder actually owns, but also the stock that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under the constructive ownership rules of Section 318 of the Code, a stockholder will be considered to own those shares of stock owned, directly or indirectly, by certain members of the stockholder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the stockholder has an equity interest, as well as shares of stock the stockholder has an option to purchase.

One of the following tests must be satisfied with respect to the United States Holder in order for the exchange of shares for cash to be treated as a sale or exchange by that stockholder for U.S. federal income tax purposes. Due to the factual nature of these tests, stockholders should consult their tax advisers to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

Satisfaction of the “complete termination” and “substantially disproportionate” exceptions is dependent upon compliance with the objective tests set forth in Section 302(b)(3) and Section 302(b)(2) of the Code, respectively. A distribution to a stockholder will result in a “complete termination” of the stockholder’s equity interest in us if either (1) all of the shares of stock of TPC Group actually and constructively owned by the stockholder are exchanged for cash pursuant to the Offer or (2) all of the shares of stock of TPC Group actually owned by the stockholder are exchanged for cash pursuant to the Offer and the stockholder is eligible to waive, and effectively waives, the attribution of shares of stock of TPC Group constructively owned by the stockholder in accordance with the procedures described in Section 302(c)(2) of the Code. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of such a waiver. A distribution to a stockholder will be “substantially disproportionate” if the percentage of the outstanding shares of stock of TPC Group actually and constructively owned by the stockholder immediately following the exchange of shares for cash pursuant to the Offer is less than 80% of the percentage of the outstanding shares of stock of TPC Group actually and constructively owned by the stockholder immediately before the exchange (treating as outstanding all shares purchased in the Offer from the particular stockholder and all other stockholders).

A distribution to a stockholder is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the stockholder’s stock interest in us. Whether a stockholder meets this test will depend on the stockholder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” Stockholders should consult their tax advisers as to the application of this test to their particular circumstances.

Contemporaneous dispositions or acquisitions of shares of stock of TPC Group by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302(b) of the Code has been satisfied. Each stockholder should be aware that because proration may occur in the Offer, even if all the shares of stock of TPC Group actually and constructively owned by a stockholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us unless the tendering stockholder has made a conditional tender. Thus, proration may affect whether the surrender by a stockholder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such stockholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% with respect to dividends received before January 1, 2011. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain. Any such gain will be long-term capital gain if the United States Holder has held the shares for more than one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax consequences. The redeemed stockholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock of TPC Group held by the redeemed stockholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate stockholders should consult their own tax advisors regarding (1) whether a dividends-received deduction will be available to them, and (2) the application of Section 1059 of the Code to the ownership and disposition of their shares.

Consequences to Non-United States Holders. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a sale or exchange for tax purposes pursuant to the tests of Section 302 of the Code described above unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the sale or redemption and certain other conditions are met or (3) our shares that are exchanged constitute a United States real property interest and the Non-United States Holder held, actually or constructively, at any time during the five-year period preceding the exchange, more than 5% of our shares. Our shares will constitute a United States real property interest with respect to a Non-United States Holder if we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer. We are uncertain as to whether or not we are, or have been within the last 5 years, a United States real property holding corporation. Therefore any Non-United States Holder that has owned (actually or constructively) more than 5% of our stock at any time during the 5-year period preceding the sale pursuant to the Offer may recognize gain on the sale of shares for cash if the sale is treated as a sale or exchange for income tax purposes. Such gain would be treated as effectively connected with such Non-United States Holder’s conduct of a trade or business within the United States and taxed in the manner applicable to United States Holders as described above.

If a Non-United States Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact, the Depositary, or other withholding agent, will presume, for withholding purposes, that all amounts paid to Non-United States Holders in exchange for their shares are distributions, unless a Non-United States Holder provides to the Depositary, or other withholding agent, evidence, satisfactory to the Depositary, or other withholding agent, that such amounts will be considered to be received in a sale or exchange pursuant to the provisions of Section 302 of the Code. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “— Consequences to United States Holders”). To the extent that amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer are treated as dividends and not as tax-free returns of capital or capital gains distributions, such dividends will generally be subject to withholding of United States federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. Non-United States Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amount is withheld and the Non-United States Holder is not liable for such amount of tax, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, that are attributable to a permanent establishment in the United States, are not subject to the U.S. federal withholding tax, but generally are instead taxed in the manner applicable to United States Holders, as described above. In that case, we will not have to withhold U.S. federal withholding tax if the Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 “Procedures For Tendering Shares” with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

United States Federal Income Tax Backup Withholding. See Section 3 “Procedures For Tendering Shares” with respect to the U.S. federal income tax backup withholding requirements.

THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR STOCKHOLDER IN LIGHT OF THE STOCKHOLDER’S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF STOCKHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.	Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, or to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered pursuant to the Offer to stockholders or by decreasing or increasing the number of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of such amendments. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for shares or the number of shares sought in the Offer; and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15, then, in each case, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 15. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

16.	Fees and Expenses

We have retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as our Dealer Manager in connection with the Offer. The Dealer Manager will receive customary compensation in connection with the Offer. We have also agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against various liabilities in connection with the Offer, including liabilities under the federal securities laws. The Dealer Manager in the ordinary course of its business purchases and/or sells our securities, including the shares, for its own account and for the account of its customers. As a result, the Dealer Manager at any time may own certain of our securities, including the shares. In addition, the Dealer Manager may tender shares into the Offer for its own account.

We have also retained Georgeson Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact stockholders by mail, telephone, facsimile and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Manager, the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, dealers or other nominee stockholders to determine whether transaction costs may apply if stockholders tender shares through the brokers, dealers or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, the Information Agent, the Dealer Manager or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares, except as otherwise provided in Section 5 hereof.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers licensed under the laws of such jurisdiction.

After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning TPC Group.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer or as to the price or prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of TPC Group or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

TPC Group Inc.

November 8, 2010

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

By Mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042	By Facsimile: (Eligible Institutions Only) (718) 234-5001 Confirm Facsimile Transmission (877) 248-6417	By Hand or Courier: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Company’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038

Banks and Brokers Call: (212) 440-9800

All Others Call Toll-Free: (888) 206-5970

Email: tpcgroupinc@georgeson.com

The Dealer Manager for the Offer is:

BofA Merrill Lynch

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Bank of America Tower

One Bryant Park

New York, New York 10036

Call Toll-Free: (888) 803-9655